Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com

P R E S S R E L E A S E

First BanCorp Announces
Payment of Preferred and Trust Preferred
Dividends

SAN JUAN, Puerto Rico, March 5, 2009 — First BanCorp (NYSE:FBP) announced today that its Board of Directors has declared the next payment of dividends on First BanCorp’s Series A through E Preferred and Trust Preferred I & II Shares.

The estimated dividend amounts per share, record dates and payment dates for the Series A through E Preferred Shares are:

Series	$ Per share	Record Date	Payment Date
A	0.1484375	March 27, 2009	March 31, 2009
B	0.17395833	March 15, 2009	March 31, 2009
C	0.1541666	March 15, 2009	March 31, 2009
D	0.15104166	March 15, 2009	March 31, 2009
E	0.14583333	March 15, 2009	March 31, 2009

About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 201 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

Cont	acts

First Ban Alan Seni alan.	Corp [NYSE: FB Cohen or Vice Presid cohen@firstban	P] ent, Marketing an Office (7 kpr.com	d Public Relations 87) 729-8256

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the risks arising from credit and other risks of the Corporation’s lending and investment activities, including the Corporation’s condo-conversion loans from its Miami Corporate Banking operations and the construction and commercial loan portfolio in Puerto Rico, which may affect, among other things, the level of non-performing assets, charge-offs and loan loss provision; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; decreased demand for our products and services and lower revenue and earnings because of a recession in the United States, a continued recession in Puerto Rico and current fiscal problems and budget deficit of the Puerto Rico government; changes in general economic conditions in the United States and Puerto Rico, including the interest rate environment, market liquidity, market rates and prices, and disruptions in the U.S. capital markets which may reduce interest margins, impact funding sources and affect demand for the Corporation’s products and services and the value of the Corporation’s assets, including the value of the interest rate swaps that economically hedge the interest rate risk mainly relating to brokered certificates of deposit and medium term notes as well as other derivative instruments used for protection from interest rate fluctuations; uncertainty about specific measures that could be adopted by the Puerto Rico government in response to its fiscal situation and the impact of those measures in several sectors of Puerto Rico’s economy; uncertainty about the effectiveness and impact of the U.S. government’s rescue plan, including the bailout of U.S. government-sponsored housing agencies, on the financial markets in general and on the Corporation’s business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System (FED), the Federal Deposit Insurance Corporation (FDIC), government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands; risks associated with the soundness of other financial institutions; risks of not being able to recover all assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; developments in technology; the impact of the financial condition of Doral Financial Corporation and R&G Financial Corporation on the repayment of their outstanding secured loans to the Corporation; the Corporation’s ability to issue brokered certificates of deposit and fund operations; risks associated with downgrades in the credit ratings of the Corporation’s securities; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any of the “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.